Exhibit 10.60

MERIT MEDICAL SYSTEMS, INC 2018 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated effective as of May 24, 2022 (the “Grant Date”), is made by and between Merit Medical Systems, Inc. (the “Company”), and [_____________________], a director of the Company (“you”).

1.	Award of Restricted Stock Units

The Company hereby grants to you an award of restricted stock units (“RSUs”) with respect to its common stock, no par value (the “Shares”), pursuant to the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (as amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Award Agreement and the Plan. The RSUs constitute Restricted Stock Units and this Award Agreement constitutes an “Award Agreement” under the Plan. Capitalized terms used but not otherwise defined in this Award Agreement and the Appendix A attached hereto have the applicable meanings set forth in the Plan. With respect to your RSUs granted hereunder, the applicable Total Number of Shares are as follows:

Total Number of Shares	3,050

2.	Vesting Conditions to Award

Subject to the other terms and conditions of this Award Agreement and the Plan, you will be entitled to a payment in Shares with respect to your RSUs based on your Total Number of Shares set forth above and the vesting provisions contained herein. Except as otherwise provided in Section 3 below, you shall become vested in the RSUs on the one (1) year anniversary of the Grant Date (the “Vesting Date”) and in accordance with the Plan, subject to your Continuous Service with the Company through the Vesting Date. Failure to satisfy the foregoing service-based vesting condition will result in total forfeiture of your RSUs and all rights to payment hereunder.

3.	Effect of a Change in Control

If a Change in Control occurs prior to the Vesting Date, then you will be entitled to receive, no later than thirty (30) days following the effective date of the Change in Control, the Total Number of Shares covered by this Award Agreement.

4.	Payment

(a)Timing of Settlement. Subject to Section 2 of this Award Agreement, promptly following the Vesting Date the Company will issue to you the Total Number of Shares. Such issuance and payment will be made in accordance with Section 4(c) below within the thirty (30) day period following the Vesting Date; provided, however, that in the event of a Change in Control, your RSUs will be settled and paid within the thirty (30) day period specified in Section 3 above.

(b) No Dividend Equivalents. No Dividend Equivalents will be paid on or with respect to the RSUs.

(c) Form of Payment. All amounts payable with respect to your RSUs will be paid in the form of Shares. RSUs will not be settled or paid in cash.

(d) Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to your RSUs and the issuance of Shares in payment of your RSUs. Notwithstanding anything in this Award Agreement to the contrary, the issuance of Shares in payment of your RSUs described in this Award Agreement will be reduced by a number of Shares having a then Fair Market Value equal to the amount necessary to satisfy the minimum tax withholding obligations applicable to such RSUs and Share issuance.

5.	Other Provisions

(a) Future Adjustments. In the event of any merger, acquisition, disposition or other corporate event affecting the Company prior to the Vesting Date, the Committee may make such adjustments to the Total Number of Shares subject to this Award Agreement pursuant to Section 12.2 of the Plan.

(b) No Guaranty of Future Awards. This Award Agreement in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant Awards under the Plan.

(c) No Rights as Shareholder. You will not be considered a shareholder of the Company with respect to the Shares covered by this Award Agreement unless and until such underlying Shares are issued to you in settlement of your RSUs.

(d) No Rights to Continued Service. This Award Agreement will not be deemed to create a contract or other promise of continued service as a director or otherwise with the Company and will not in any way prohibit or restrict the ability of the Company to terminate your service at any time for any reason, with or without cause, at will with or without notice.

(e) Compliance with Section 409A of the Code. This Award Agreement and your RSUs are intended to constitute and result in a “short-term deferral” that is exempt from the definition of a “nonqualified deferred compensation plan” under Section 409A of the Code.

(f) Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. In the event of any conflict between the provisions of this Award Agreement and the Plan, the provisions of the Plan, including without limitation Sections 4.2, 13.5, 13.6 and 13.15 of the Plan, will govern and be controlling.

(g)Transfers. Neither the RSUs nor the right to receive Shares hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto will be wholly ineffective. Notwithstanding the foregoing, in the event of your death, Shares deliverable with respect to the vested RSUs will be delivered to your designated beneficiary under the Plan (or if none, to your estate).

(h)Securities Law Restrictions. The issuance of Shares hereunder is conditioned upon compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Shares may be listed. No Shares will be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. In addition, the Company may require that prior to the issuance of Shares hereunder you enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The Shares issued hereunder may be legended to reflect such restrictions.

(i)Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Utah without regard to conflict of law principles.

(j)Effect on Other Benefits. Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation outside the scope of your normal service and compensation rights, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, bonuses, awards, or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation.

(k) Entire Agreement. This Award Agreement supersedes in its entirety all prior undertakings and agreements of the Company and you, whether oral or written, with respect to the RSUs granted hereunder.

By executing and accepting this Award Agreement, you agree to be bound as a Participant by the terms and conditions herein, the Plan and all conditions established by the Committee and the Company in connection with Awards issued under the Plan.

MERIT MEDICAL SYSTEMS, INC.
______________________________________ Fred P. Lampropoulos	_________________________________________________ A. Scott Anderson
President and Chief Executive Officer

APPENDIX A

(Definitions)

For purposes of this Award Agreement, the following terms have the following meanings:

“Change in Control” has the meaning set forth in the Plan; provided, that no event will constitute a Change of Control unless it is described in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder.

“Continuous Service” has the meaning set forth in the Plan and includes service with the Company as an employee or Director of the Company.

“Total Number of Shares” means the number of Shares specified in Section 1 of this Award Agreement.